EXECUTION

STOCK PURCHASE AGREEMENT

BETWEEN

STAFFING 360 SOLUTIONS, INC.

(the “Purchaser”)

AND

THE REVOLUTION GROUP, LTD.

(“TRG”)

AND

THE SHAREHOLDERS OF THE REVOLUTION GROUP, LTD.

(the “Shareholders”)

Dated as of March 21, 2013

	4.22	Illegal Payments	16
	4.23	Affiliate Transactions	16
	4.24	Money Laundering Laws	17
	4.25	Disclosure	17

V.	Representations and Warranties of Purchaser		17

	5.1	Organization and Good Standing	17
	5.2	Execution and Delivery; Compliance with Law	17
	5.3	Purchaser Shares	17
	5.4	No Conflicts	18
	5.5	Consents	18

VI.	Covenants		18

	6.1	Ordinary Course	18
	6.2	Dividends; Capital Stock	18
	6.3	Covenant Not to Use Name	18
	6.4	Confidentiality	19
	6.5	Publicity	19
	6.6	Required Information	19

VII.	Conditions Precedent to Closing		19

	7.1	Conditions of the Purchaser	19
	7.2	Conditions of the Shareholders	21

VIII.	Indemnification		22

	8.1	Survival of Representations and Warranties	22
	8.2	Indemnification	22

IX.	Termination, Amendment and Waiver		24

	9.1	Termination	24
	9.2	Effect	24
	9.3	Amendment	24
	9.4	Waiver	24

X.	General Provisions		25

	10.1	Complete Agreement and Other Matters	25
	10.2	Expenses	25
	10.3	Broker’s Fees	25
	10.4	Further Action	25

-ii-

	10.5	Notices	25
	10.6	Survival	26

Exhibit A	Capitalization of TRG; List of Shareholders, Number of Shares of Stock Owned by Each, Allocation of Payments

-iii-

SCHEDULE	SUBJECT

2.1(c)	Excluded Liabilities
4.1	Foreign Qualifications
4.3	No Conflicts
4.6(a)	Liens
4.6(b)	Property Leases and Licenses
4.7	Insurance
4.9	Litigation
4.11(a)	Employee Welfare Plans
4.11(b)	Employee Benefit Plans
4.12	Consents
4.13(a)	Customer Agreements
4.13(b)	Consultant Agreements
4.13(c)	Non-Competition and Non-Disclosure Agreements
4.13(d)	Key Employee Agreements
4.13(e)	Other Material Contracts
4.13(f)	Defaults
4.13(g)	Agreements for Borrowed Money and Investments
4.14	Employee and Labor Matters
4.15(a)	Major Customer Sales
4.15(b)	Termination of Major Customers
4.19	Material Changes
4.20	Liabilities
4.21	Compliance with Laws
4.23(a)	Affiliate Transactions
4.23(b)	Interests in Assets

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of March 21, 2013, is by and between Staffing 360 Solutions, Inc., a Nevada corporation (the “Purchaser”), those Persons listed on Exhibit A hereto (individually a “Shareholder”, and individually and collectively the “Shareholders”), and The Revolution Group, Ltd., a Massachusetts corporation (“TRG”). The Purchaser, the Shareholders and TRG are collectively referred to herein as the “Parties.”

This Agreement contemplates a transaction in which the Purchaser will purchase from the Shareholders all of the issued and outstanding shares of capital stock of TRG in consideration of the Purchase Price (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

Definitions

1.1           Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, including the recitals, the following capitalized terms, when used herein, shall have the following meanings:

“Adjustment Events” has the meaning set forth in Section 2.2(c)(ii) hereof.

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the specified Person.

“Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder,” “hereby,” and similar expressions refer to this Stock Purchase Agreement, including the Schedules and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Annual Financial Statements” has the meaning set forth in Section 4.5(a) hereof.

“Business Day” means a day, other than Saturday or Sunday, on which banks in Boston, Massachusetts and New York, New York are open to the public for the transaction of their normal banking business.

“Cash Portion of the Purchase Price” has the meaning set forth in section 2.2(a) hereto.

“Closing” has the meaning set forth in Section 2.4 hereof.

“Closing Date” has the meaning set forth in Section 2.4 hereof.

“Closing Payment” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Consents” has the meaning set forth in Section 4.12 hereof.

“Control” (including the terms “Controlling,” “Controlled By,” and “under Common Control With”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by position or otherwise.

“Disclosure Schedule” means, individually, a Schedule referred to in Article IV hereof, and collectively, all of the Schedules referred to in Article IV hereof.

“Documents” has the meaning set forth in Section 5.2 hereof.

“Earn Out” has the meaning set forth in Section 2.2(c)(i) hereof.

“Earn Out Period” has the meaning set forth in Section 2.2(c)(i) hereof.

“Earn Out Statement” has the meaning set forth in Section 2.2(c)(i) hereof.

“EBITDA” means earnings before interest, taxes, depreciation and amortization and shall be calculated in accordance with generally accepted accounting principles, consistently applied.

“Employment Agreement” has the meaning set forth in Section 2.3 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(b) hereof.

“Excluded Liabilities” has the meaning set forth in Section 2.1(c) hereof.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“Governmental Body” means any federal, state or local governmental body or political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

“Gross Profit” means the difference between gross revenue and the cost of goods sold.

“Indebtedness” has the meaning set forth in Section 4.8 hereof.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a) hereof.

“Key Employee” means an employee of TRG who meets any one or more of the following criteria: (i) owns either directly or indirectly at least five percent of the issued and outstanding stock of TRG; or (ii) is an officer or director of TRG.

“Lien” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including without limitation, all liens, mortgages, security interests, pledges, deeds of trust, statutory liens for unpaid rentals, options or other charges and encumbrances.

“Material” or “Materially” (Capitalized) means (a) a contract with a value in excess of Fifty Thousand Dollars ($50,000), or (b) an effect on TRG in excess of Fifty Thousand Dollars ($50,000).

“material” or “materially” (not capitalized) means (a) a contract with a value in excess of Twenty-Five Thousand Dollars ($25,000), or (b) an effect on TRG in excess of Twenty-Five Thousand Dollars ($25,000).

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, Materially adverse to the business and/or financial condition, assets, results of operations or prospects of TRG, other than any change, effect, event, occurrence or state of facts relating to the economy in general.

“Permitted Lien” has the meaning set forth in Section 4.6(a) hereof

“Person” means any individual, corporation, partnership, limited liability company or partnership, unincorporated association, trust, joint venture or other organization or entity.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser Shares” has the meaning set forth in Section 2.2(b) hereof.

“Schedule” means any Schedule to this Agreement, including without limitation any Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 2.1(a) hereof.

“Subsidiary” means, as to any particular parent corporation, any corporation, partnership, trust, joint venture, limited liability company, association, or other business entity as to which more than fifty percent (50%) of the outstanding stock or equity interests having ordinary voting rights or power at the time is owned or Controlled by such parent corporation or by one or more Subsidiaries of such parent corporation.

1.2           Meaning of “Knowledge.”

For the purposes of this Agreement, any reference to the existence or absence of facts which is indicated to be based on the Knowledge of TRG means the actual knowledge of TRG, its officers, directors, Shareholders and Key Employees.

ARTICLE II

Purchase and Sale of Shares

2.1           Sale and Delivery.

(a)           Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, each Shareholder hereby agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and take assignment and delivery of, all of the shares of capital stock of TRG held by such Shareholder, which on the Closing Date shall collectively constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of TRG (the “Shares”). The respective ownership of each Shareholder is set forth on Exhibit A attached hereto and made a part hereof.

(b)           Excluded Assets. Notwithstanding the purchase of the Shares, the Purchaser acknowledges and agrees that it shall acquire no interest in: (i) any bank accounts or investment accounts of TRG or cash therein as such exist immediately prior to the Closing, (ii) any accounts receivable of TRG arising in connection with work performed on or prior to the Closing Date, whether or not collected after the Closing Date; (iii) the cell phones and cell phone numbers of any Shareholder or employee of TRG; or (iv) any LinkedIn account or Facebook, Twitter or other social media account of any Shareholder or employee; all of which items in clauses (i) through (iv) shall belong to the Shareholders or the employees, as the case may be (the “Excluded Assets”).

(c)           Excluded Liabilities. Notwithstanding the purchase of the Shares, the Parties acknowledge and agree that TRG shall not retain and the Purchaser shall not assume the liabilities set forth on Schedule 2.1(c) to be attached to this Agreement at the Closing Date (the “Excluded Liabilities”).

2.2           Purchase Price. The aggregate consideration to be paid by the Purchaser to the Shareholders for the sale and purchase of the Shares (the “Purchase Price”) shall be the sum of One Million Six Hundred Sixty-Five Thousand Eight Hundred Forty-Nine ($1,665,849) Dollars payable at Closing as set forth in Sections 2.2(a) and (b) below (the “Closing Payment”), plus (b) the amount of the Earn Out determined and paid as set forth in Section 2.2(c) below. The Purchase Price shall be payable as follows:

(a)           Cash Portion of the Purchase Price at Closing. At the Closing, the Purchaser shall pay to the Shareholders $896,996, pro rata to each Shareholder in accordance with the percentage ownership of TRG set forth on Exhibit A hereto, in immediately available funds by (i) wire transfer to an account specified by each such Shareholders, or (ii) by a certified or bank cashier’s check payable to, or upon the order of, each such Shareholder (collectively, the “Cash Portion of the Purchase Price”).

(b)           Purchaser Shares. At the Closing, the Purchaser shall pay the remaining $768,853 of the Closing Payment by the issuance by the Purchaser to the Shareholders of Five Hundred Twelve Thousand Five Hundred Sixty-Nine (512,569) restricted shares of the Purchaser’s common stock (the “Purchaser Shares”) at a price of $1.50 per share. The Purchaser Shares shall be issued pro rata to each Shareholder in accordance with the percentage ownership of TRG set forth on Exhibit A hereto. The Purchaser Shares will be issued free and clear of all Liens, and will have all rights associated with Purchaser’s common stock issued to or held by the other shareholders of the Purchaser.

(c)           Earn Out.

(i)   Calculation and Payment of Earn Out. In addition to the Closing Payment payable at Closing, the Purchaser shall pay to the Shareholders performance based compensation (the “Earn Out”) in an amount in cash equal to the following percentages of TRG’s Gross Profit from the Closing Date through the end of the sixteenth (16th) quarter following the Closing Date (the “Earn Out Period”) not to exceed a total of One Million Five Hundred Thousand Dollars ($1,500,000):

(A)         Twenty Percent (20%) of the amount of TRG’s Gross Profit up to and including an aggregate of Five Million Dollars ($5,000,000) of Gross Profit during the Earn Out Period; plus

(B)         Seven Percent (7%) of the amount of TRG’s Gross Profit, if any, in excess of an aggregate of Five Million Dollars ($5,000,000) of Gross Profit during the Earn Out Period.

In the event the Earn Out payments made to shareholders are taxed as ordinary income for Federal income tax purposes, the Purchaser shall reimburse the Shareholders for the additional Federal income tax owed on the Earn Out payments computed at ordinary income tax rates over income tax computed at capital gains rates.

For purposes of the Earn Out, “TRG’s Gross Profit” means the Gross Profit of TRG conducted as a separate subsidiary of the Purchaser or, if TRG is not operated a separate subsidiary of the Purchaser, the Gross Profit of the division or other internal organization of the Purchaser which includes the business formerly conducted by TRG.

The Earn Out shall be calculated quarterly on the last day of each quarter then ended, and shall be paid by the fifteenth (15th) day of the first month of the immediately succeeding quarter. The Earn Out shall be paid pro rata to each Shareholder in accordance with the percentage ownership of TRG set forth on Exhibit A hereto. If the Closing Date does not occur on the last day of a quarter, the Gross Profit for the number of days from the Closing Date to the commencement of the next quarter shall be included in the Earn Out calculation for such first quarter.

With each quarterly payment of the Earn Out, the Purchaser shall deliver to each Shareholder a statement detailing the calculation of the payment based on TRG’s Gross Profit during the applicable quarter (the “Earn Out Statement”). Upon the written request of the Shareholders, the Shareholders will have the right, at their expense and for the term of the Earn Out Period, and for one (1) calendar year thereafter, to have a single independent certified public accountant representing all of the Shareholders (the “Auditor”) inspect the Purchaser’s records for the preceding two (2) calendar years for the purpose of determining the accuracy of the Earn Out Statement and the associated payments made to the Shareholders pursuant to this Agreement. The selection of the auditor must be acceptable to both the Purchaser and the Shareholders. The Purchaser will permit the Auditor, upon reasonable prior written notice, to have access during normal business hours to such records of the Purchaser as may be reasonably necessary to verify the Purchaser’s compliance with the Earn Out payments due hereunder. In the event the Auditor reasonably determines that there was an underpayment of the Earn Out to the Shareholders for any period, the Purchaser will pay such underpayment within thirty (30) days after the date the Purchaser receives such Auditor’s written report. In the event the Auditor reasonably determines that there was an overpayment of the Earn Out for any period, the overpayment will be credited toward future payments of the Earn Out to be paid by the Purchaser to the Shareholders under this Agreement, provided, however, that in the event no further payments of the Earn Out will become due under this Agreement, said overpayment will be paid by the Shareholders to the Purchaser within thirty (30) days after the date the Shareholders receive such Auditor’s written report. If the underpayment of the Earn Out is greater than five percent (5%) of the Earn Out determined by the Auditor to be payable to the Shareholders, the reasonable fees and expenses charged by the Auditor will be paid by the Purchaser; otherwise the fees and expenses charged by such Auditor shall be paid by the Shareholders.

(ii)          Adjustment to Earn Out. The Purchaser acknowledges and agrees that the following events (“Adjustment Events”) may have a negative impact on TRG’s Gross Profit . The Purchaser further acknowledges that the actual damages likely to result from an Adjustment Event are difficult to estimate on the date of this Agreement and would be difficult for the Shareholders to prove. Therefore, the Purchaser acknowledges and agrees that, upon the occurrence of an Adjustment Event, the Purchaser shall pay the Shareholders, pro rata, an amount equal to $1.0 Million less the amount of any Earn Out previously paid to the Shareholders (the “Adjustment Amount”). Additionally, the Purchaser agrees to pay any reasonable legal fees of the Shareholders in connection with the collection of any Earn Out. The Parties intend that the Purchaser’s payment of the Adjustment Amount would serve to compensate the Shareholders for any Adjustment Event, and they do not intend for it to serve as a penalty to the Purchaser for any such Adjustment Event.

For purposes of this Section, the occurrence of any of the following events constitutes an “Adjustment Event”:

(a)  The failure of the Purchaser to pay any Earn Out amount due, and such failure is not cured within thirty (30) days after the due date;

(b)  The failure of the Purchaser to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement;

(c)  Any warranty, representation or statement made or furnished to the Shareholders by or on behalf of the Purchaser in connection with the transactions contemplated under this Agreement proves at any time to be not true and correct in any material respect.

(d)  The occurrence of any breach by the Purchaser of its obligations under the Employment Agreement, including without limitation the failure to pay Mark P. Aiello the required compensation thereunder.

(e)  The occurrence of any event that would give Mark P. Aiello the right to terminate the Employment Agreement for “Good Reason” (as defined therein); or the termination by the Purchaser of the Employment Agreement without “Cause” (as defined therein).

(f)  the Purchaser, or TRG for so long as TRG is operated as a separate company from the Purchaser, shall (i) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature; (iii) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (iv) take any action for the purpose of effecting any of the foregoing.

(g)  An order, judgment or decree shall be entered, or a case shall be commenced, against the Purchaser or TRG without the application, approval or consent of the Purchaser or TRG, as applicable, by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Purchaser or TRG, or appointing a receiver, trustee, conservator or liquidator of the Purchaser or TRG, or of all or a substantial part of their respective assets and the Purchaser or TRG, as applicable, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of thirty (30) consecutive days.

(h)  The dissolution, termination of existence of the Purchaser or TRG.

2.3           Employment Agreement. In addition to the payment of the Purchase Price, the Purchaser and Mark Aiello will enter into an employment agreement, in form and substance satisfactory to them (the “Employment Agreement”).

2.4           Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur on such date, hour and place as shall be agreed upon in writing by the Shareholders and the Purchaser, but not later than thirty (30) days from the date of this Agreement (unless said date is otherwise mutually extended in writing by the parties), upon fulfillment of all (or waiver in writing of certain) conditions precedent to the Closing, said date being generally referred to as the “Closing Date.” The Purchaser hereby agrees that it will pay to each Shareholder any increase in amounts such Shareholder is required to pay to any entity or governmental authority in connection with an increase in any state, local or federal taxes (“Required Payments”), to the extent that such amounts are in excess of the Required Payments that would have been payable by such Shareholder if the Closing Date had occurred on or prior to December 31, 2012 (the “Increased Amounts”).

2.5           Other Payments at Closing. If necessary, at the Closing the Parties shall make such payments to each other as the Parties may agree prior to the Closing in order to address certain issues, including without limitation, balance sheet items, and such issues as Excluded Liabilities, reimbursement of prepaid expenses, and timing of collection of accounts receivable.

ARTICLE III

Representations and Warranties

Concerning the Shareholders

Each of the Shareholders severally hereby represents and warrants to the Purchaser, as to such Shareholder and his or her respective Shares, that:

3.1           Ownership of Shares, Options and Warrants. Such Shareholder owns of record and beneficially the Shares set forth opposite his or her name on Exhibit A, and has, and immediately prior to the Closing will have, good and valid title to his/her Shares free and clear of all liens, trusts (constructive and other), adverse claims and other encumbrances.

3.2           Execution and Delivery; Valid Title. All consents, approvals and waivers necessary for the execution and delivery by such Shareholder of this Agreement, and the sale and delivery of the Shares to be sold by such Shareholder hereunder, have been obtained or will be obtained on or prior to the Closing Date, and such Shareholder has, and immediately prior to the Closing will have, full right, power, authority and capacity to enter into and perform fully such Shareholder’s obligations under this Agreement, including without limitation to sell, assign, transfer and deliver the Shares pursuant to this Agreement. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Upon delivery of the Shares to be sold by each Shareholder hereunder and payment of the consideration therefor to be paid at the Closing pursuant to this Agreement, the Purchaser will receive good and valid title to the Shares, free and clear of all liens and other encumbrances.

3.3           No Conflicts. The execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby by such Shareholder will not conflict with, require consent or result in a breach or violation of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Shareholder is a party or by which any of such Shareholder’s Shares are bound.

ARTICLE IV

Representations and Warranties

Concerning TRG

The Parties acknowledge that the Disclosure Schedules have not been completed as of the date of execution of this Agreement and that, therefore, TRG cannot make the representations and warranties contained in this Article IV as of such date. It is a condition precedent to the Closing of the purchase and sale of the Shares hereunder that the Disclosure Schedules be completed to the satisfaction of the Purchaser. Therefore, at the Closing, TRG, Mark P. Aiello and Michael A. Consolazio, jointly and severally, shall make the following representations and warranties to the Purchaser as of the Closing Date by delivery of a certificate certifying the same:

4.1           Organization and Good Standing. TRG has been duly organized and is validly existing as a corporation in good standing under the laws of The Commonwealth of Massachusetts with full power and authority to own or lease its properties and to conduct its business as currently conducted. TRG is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing. Schedule 4.1 lists all of the jurisdictions in which TRG is qualified to do business as a foreign corporation.

4.2           Subsidiaries. TRG has no Subsidiaries.

4.3           No Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the charter or bylaws of TRG or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which TRG is a party or by which TRG is bound or to which any of the property or assets of TRG is subject or (ii) violate or conflict with any law or order to which TRG is subject.

4.4           Capitalization. The authorized, issued and outstanding capital stock of TRG consists solely of those Shares shown on Exhibit A hereto. At the Closing, the Shares shall constitute all of the issued and outstanding equity securities of TRG. The Shares have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. The Company holds no treasury stock. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from TRG any shares of any class of capital stock, or any securities or other instruments convertible into or exchangeable for shares of capital stock of TRG, and no commitments to issue any such securities or instruments.

4.5           Financial Statements.

(a)           TRG maintains its financial information and creates its financial statements with the use of “QuickBooks” software program. TRG has delivered to the Purchaser true and complete copies of (i) balance sheet, the statements of assets, liabilities and stockholders’ equity of TRG as of December 31, 2012, 2011, 2010 and 2009, and the related statements of revenue and expenses for the twelve months then ended (the “Annual Financial Statements”); and (ii) the balance sheet (“Latest Balance Sheet”), statement of assets, liabilities and stockholders’ equity of TRG for the year-to-date ending October 27, 2012, and the related statements of revenue and expenses for the period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The 2009 Annual Financial Statements have been reviewed by Ryter & Company, P.C., and the 2010 and 2011 Annual Financial Statements have been compiled by Shuman & Epstein, LLC, accountants for TRG.

(b)           The Financial Statements (including in all cases the notes thereto, if any) are accurate and complete in all material respects, have been prepared from and are consistent with the books and records of TRG (which books and records are correct and complete in all material respects) and present fairly, in all material respects, the financial position of TRG as of the dates indicated therein and the results of operations and changes in financial position of TRG for the periods specified therein and, to the Knowledge of TRG, the Financial Statements have been prepared in accordance with accounting principles applied on a consistent basis during the periods covered thereby. The Purchaser has been afforded the opportunity to have the Financial Statements audited by an independent certified public accountant of its choice.

4.6           Title to Property: Encumbrances.

(a)           TRG has, and immediately prior to the Closing TRG will have, good, clear and marketable title to all real property and good, clear and valid title to all personal property reflected on the Interim Financial Statements and all real property and personal property acquired by TRG since October 27, 2012, in each case free and clear of all Liens except (i) as set forth on Schedule 4.6(a) hereto and (ii) for Permitted Liens. The term “Permitted Liens,” as used in this Agreement, shall mean (i) statutory liens for taxes or assessments not at the time due, (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (iii) carriers’, warehousemen’s, mechanics’, laborers’ and material men’s liens if the obligations secured by such liens are not then delinquent, (iv) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of TRG.

(b)           All real property, personal property leases and licenses pursuant to which TRG leases or licenses from others real or personal property are valid, subsisting and effective in accordance with their respective terms, and there is not, under any real property lease, license or personal property lease, any existing default or event of default of TRG or any other party thereto. Schedule 4.6(b) hereto contains a list of all real property leases, licenses and personal property leases under which TRG is the lessee or licensee. True and complete copies of all real property leases, licenses and personal property leases listed on said Schedule 4.6(b) hereto have been delivered to Purchaser heretofore. Except as set forth on said Schedule 4.6(b), no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. TRG does not own any real property.

4.7           Insurance. Schedule 4.7 hereto contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with TRG’s business, operations, premises, properties, assets, employees, agents and directors and all such policies are in full force and effect. TRG has not received notice advising it that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums. TRG has not received any notice that any insurer under any policy referred to in this Section 4.7 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.8           Indebtedness. TRG has no liability or obligation for Indebtedness. The term “Indebtedness”, as used in this Agreement, shall mean: (a) any liability of TRG created or assumed by TRG: (i) for borrowed money; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed or to be consumed in the ordinary course of TRG’s business), including securities and debt instruments; (iii) in respect of letters of credit issued for TRG’s account and “swaps” of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which TRG is a party; or (iv) for the payment of money as lessee under leases that are consistent with the past practice of TRG described in the Financial Statements recorded as capital leases for financial reporting purposes; and (b) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for: (1) compensation of Company employees in the ordinary course of business; (2) interest that has been accrued and is not yet due and payable; (3) inventory or similar property acquired and consumed or to be consumed in the ordinary course of TRG’s business; (4) services in the ordinary course of business; (5) rent or other amounts payable under real or personal property leases that have been as disclosed elsewhere herein, other than capital leases as described in subsection (a)(iv) above; (6) amounts payable on credit cards to the extent used to acquire inventory or similar property; and (7) utility bills, property taxes and other accounts payable.

4.9           Litigation. Except as set forth on Schedule 4.9 hereto, there is no claim, legal action, suit, arbitration, or mediation proceeding or other legal, administrative or governmental investigation, inquiry or proceeding pending or, to the Knowledge of TRG threatened, against or affecting TRG or its properties, assets or business or any director, officer, employee or agent (in his, her or its capacity as such) of TRG or any Shareholder or to which any assets of TRG are subject, or to which any TRG capital stock is subject or relating to the transactions contemplated by this Agreement or the consummation thereof. Except as set forth on Schedule 4.9 hereto, TRG is not subject to or bound by any currently existing judgment, order, writ, injunction or decree. TRG is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality, or of any decision of any arbitrator, mediator or other dispute resolution proceeding.

4.10         Income and Other Taxes. All federal, state and local tax returns required to be filed with any governmental tax authority to date in connection with the operations of TRG have been timely filed (after giving effect to applicable extensions properly granted by law), and all taxes required to be paid, and required to be deposited to date in connection with its operations have been timely paid and deposited. All of the information that TRG uses for its income tax returns for the period of January 1, 2012 through the Closing Date is true and correct in all material respects and reasonably will enable TRG’s tax preparers to prepare such returns consistently with the income tax returns of prior periods. No audit, examination or similar proceeding is pending or, to the Knowledge of TRG, threatened in regard to any taxes due from or with respect to TRG or any tax return filed by or with respect to TRG.

4.11         Employee Benefit Matters.

(a)           Schedule 4.11(a) hereto contains a true and complete list of each employee welfare benefit plan (as defined in Section 3(l) of ERISA (an “Employee Welfare Plan”)) currently maintained by TRG or to which TRG contributes or is required to contribute. Schedule 4.11(b) hereto contains a true and complete list of each employee pension benefit plan (as defined in Section 3(2) of ERISA (an “Employee Pension Plan”)) currently maintained by TRG or to which TRG contributes or is required to contribute. The Employee Welfare Plans and the Employee Pension Plans are sometimes collectively referred to herein as the “Plans.”

(b)           With respect to each current Plan, the Purchaser has been provided heretofore true and complete copies of all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto.

(c)           With respect to each Plan, to the Knowledge of TRG, all premiums, and accruals for all periods ending prior to or as of the Closing Date shall have been made or provided for and there is no material unfunded liability which is not reflected on the Latest Balance Sheet. To the Knowledge of TRG, all Plans are fully insured with no claim accrual liabilities.

(d)           To the Knowledge of TRG, each Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable laws, including ERISA and the Code. With respect to each Plan, to the Knowledge of TRG (i) there have been no nonexempt Prohibited Transactions, and (ii) no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Plan. No action with respect to any Plan (other than routine claims for benefits and appeals of denials of such claims) is pending or to the Knowledge of TRG threatened.

(e)           To the Knowledge of TRG, the transfer of the Shares contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any compensation or benefits under any Plan and will not otherwise accelerate or increase any current or potential liability or obligation under any Plan.

4.12         Consents. Except as set forth on Schedule 4.12, no consents, authorizations, order or approvals of or registration, qualification, designation, declaration or filing with any court, governmental body or agency or instrumentality thereof or any arbitrator or any other Person (“Consents”) is required for the execution and delivery of this Agreement by TRG and the consummation of the transactions contemplated hereby.

4.13         Material Contracts; No Defaults.

(a)            Schedule 4.13(a) hereto contains a true and complete list as of the date hereof of each agreement of TRG with its customers and clients (“Customer Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Customer Agreements have been entered into in the ordinary course of business of TRG and reflect terms customarily offered by TRG.

(b)            Schedule 4.13(b) hereto contains a true and complete list as of the date hereof of each agreement of TRG with its consultants and independent contractors (“Consultant Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Consultant Agreements have been entered into in the ordinary course of business of TRG and reflect terms customarily offered by TRG.

(c)            Schedule 4.13(c) hereto contains a true and complete list of all noncompetition and nondisclosure agreements and nondisclosure covenants under which either of TRG or the Key Employees is or are obligated, and true and complete copies of the same have been delivered to Purchaser heretofore (excluding those entered into with the Purchaser). Except as described in Schedule 4.13(c) hereto, TRG is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world, and no Key Employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his or her ability to perform diligently his duties to TRG.

(d)            Schedule 4.13(d) hereto contains a true and complete list and description of all contracts, agreements, employment agreements, understandings arrangements and commitments, written or oral, of TRG with any Key Employee, officer or director, including without limitation severance agreements other than those contracts and the like disclosed in Schedule 4.13(c) hereto; in each case a true and complete copy of such contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore.

(e)            Schedule 4.13(e) hereto contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of TRG by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore.

(f)            Except as described in Schedule 4.13(f) hereto, no event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay or nonperformance by TRG, or any other person or entity, under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 4.13, which default, or the delay or nonperformance of which, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on Schedule 4.13(f) hereto, to TRG’s Knowledge, no person or entity with whom TRG has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay or nonperformance thereunder, which default, or the delay or nonperformance of which, individually or in the aggregate, would have a Material Adverse Effect.

(g)           Schedule 4.13(g) lists any agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, guaranteeing or otherwise placing a Lien on any asset or group of assets of TRG; any partnership, joint venture, joint development, joint design, collaboration, joint marketing, equityholders’ or other similar contract with any Person; any obligation, or guarantee of any obligation, for borrowed money or otherwise; and agreement with respect to the lending or investing of its funds; and any licensing of intellectual property.

4.14         Employees and Labor Matters. To the Knowledge of TRG, TRG is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Schedule 4.14 hereto sets forth a list of all employees and independent contractors who have employment contracts or loans or other agreements with TRG, true, complete copies of which have been delivered to the Purchaser heretofore. TRG has provided to the Purchaser a true, correct and complete copy of all of its Employee Manuals and Handbooks and list of benefits. With the exception of Mike Consolazio, no Key Employee, or group of employees of TRG has notified TRG of such Person’s or group’s intent to terminate employment with TRG, and there are no pending or, to the Knowledge of TRG, threatened Material disputes, disagreements or controversies between TRG, on the one hand, and any employee or consultant of TRG on the other hand. Any notice required under any law applicable to TRG in order to consummate the transactions contemplated by this Agreement has been or, prior to Closing, will be given.

4.15         Principal Customers and Suppliers.

(a)            Schedule 4.15(a) states a total of all sales of TRG for the period from October 30, 2011 through October 27, 2012 to each of the customers that constitute the ten (10) largest customers of TRG in terms of TRG’s sales of services during such period, and lists each of such ten (10) largest customers. None of such customers has given notice of its intention to take any action, for any reason, which would adversely affect its relationship with TRG.

(b)           Except as shown on Schedule 4.15(b), none of the ten (10) largest suppliers of TRG as listed on Schedule 4.15(b) in terms of TRG’s purchase of goods or services during the ten months ended on October 27, 2012 has terminated its relationship with TRG, or imposed Materially more adverse terms on its relationship with TRG or indicated (for any reason) its intention to terminate such relationship or take such adverse action with respect thereto.

4.16         Books and Records. TRG’s minute book and other books and records of TRG are located at TRG’s principal offices, at 607 North Avenue, Suite 15, Wakefield, MA 01880. The books of account and other financial and corporate records of TRG are in all material respects complete and correct and are accurately reflected in the Financial Statements. The minute book(s) of TRG, as previously made available to the Purchaser and its counsel, contain materially accurate records of all meetings and accurately reflect all other corporate action of the stockholders and directors of TRG through the date hereof. The minute books will be delivered to the Purchaser at Closing.

4.17         Intellectual Property. TRG owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to TRG’s Knowledge, as presently proposed to be conducted (the “Intellectual Property”), without any Known infringement of the rights of others.

4.18         Authorization. TRG has all requisite corporate power and authority to execute, deliver and perform this Agreement. All corporate action required to be taken by TRG’s Board of Directors and shareholders in order to authorize TRG to enter into and perform this Agreement has been taken or will have been taken prior to the Closing. This Agreement, when executed and delivered by TRG, shall constitute the valid and legally binding obligation of TRG, enforceable against TRG in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.19         Absence of Changes. Except as set forth on Schedule 4.19, since December 31, 2012, there has not occurred any event, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect on TRG.

4.20         Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.20, to the Knowledge of TRG, TRG has no liability and there is no basis for any claim with respect to any liability that has, or could reasonably be expected to have, a Material Adverse Effect on TRG, except in either case for (a) liabilities set forth on the Latest Balance Sheet, and (b) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business.

4.21         Legal Compliance.

(a)           Compliance with Laws. Except as set forth on Schedule 4.21, TRG has not received any communication, written or otherwise, during the past three (3) years from a governmental authority that alleges that TRG is not in compliance with any law applicable to the conduct of its business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect on TRG. To the Knowledge of TRG, TRG is in compliance, in all material respects, with all laws applicable to the conduct of its business.

(b)           Permits. To the Knowledge of TRG, TRG possesses all Material certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, laws applicable to TRG to own, lease and operate its assets and to conduct the business of TRG as currently conducted.

4.22         Illegal Payments. Neither TRG nor, to the Knowledge of TRG, any officer, director or employee of TRG has: (a) used any funds of TRG for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

4.23         Affiliate Transactions.

(a)           Except as set forth on Schedule 4.23(a) or as related to employment, (i) there are no agreements, understandings, arrangements (in each case whether written or oral), liabilities or obligations between TRG, on the one hand, and the Shareholders, any trustee of the Shareholders, or any current or former shareholder, member, partner, officer, director or manager of TRG or any Affiliate of any such Person, on the other hand, (ii) TRG does not provide or cause to be provided any assets, services or facilities to any Person described in clause (i) foregoing, (iii) no Person described in clause (i) foregoing provides or causes to be provided any assets, services or facilities to TRG, and (iv) TRG does not beneficially own, directly or indirectly, any interests or investment assets of any Person described in clause (i).

(b)           Except as set forth on Schedule 4.23(b), and except for the ownership by the Shareholders of TRG Shares, none of the Shareholders nor any of their Affiliates (other than TRG), as the case may be, have any interest of any nature in any of the assets and properties used for or related to the business or operations of TRG.

4.24         Money Laundering Laws. The operations of TRG are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action involving TRG with respect to the Money Laundering Laws is pending or, to the Knowledge of TRG, threatened.

4.25         Disclosure. Neither this Agreement nor any of the Disclosure Schedules, other schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to the Shareholders that:

5.1           Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization with full power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2           Execution and Delivery; Compliance with Law. Each of this Agreement and all other documents to be executed and delivered hereunder, including without limitation the Employment Agreement (the “Documents”) has been duly authorized by all necessary action on the part of the Purchaser, and each of this Agreement and the other Documents has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The Purchaser is in compliance, in all material respects, with all federal, state and local laws and regulations applicable to it and its business, including without limitation the Securities Act, the Exchange Act, and the regulations promulgated thereunder.

5.3           Purchaser Shares. The Purchaser Shares have been duly authorized by all necessary action, and when issued at Closing, shall be validly issued, fully paid and non-assessable and free and clear of all Liens.

5.4           No Conflicts. Neither the execution, delivery and performance of this Agreement, the Promissory Note and the other Documents, nor the consummation of the transactions contemplated hereby and thereby, nor the issuance of the Purchaser Shares, will conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, or otherwise give any person or entity a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, nor will such action result in the violation of the provisions of the charter or bylaws of the Purchaser or any statute applicable to it (including without limitation the Securities Act, the Exchange Act or the regulations promulgated thereunder), or any order, rule or regulation of any governmental body or agency or instrumentality thereof applicable to the Purchaser, or any order, writ, injunction or decree of any court or any arbitrator having jurisdiction over the Purchaser or any of its property or assets.

5.5           Consents. All consents, authorizations and approvals of any court, governmental body or agency or instrumentality thereof or any arbitrator or any other Person required to be obtained by the Purchaser as a result of the consummation of the transactions contemplated by this Agreement, including without limitation the issuance of the Purchaser Shares, have been obtained.

ARTICLE VI

Covenants

TRG and the Shareholders hereby covenant as follows:

6.1           Ordinary Course. Prior to the Closing Date, TRG shall conduct its business in the usual and ordinary course, in substantially the same manner as theretofore conducted, use commercially reasonable efforts (in compliance with this Agreement) to preserve intact its current business and goodwill, to maintain its equipment in good condition and repair, to keep available the services of its current officers and Key Employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

6.2           Dividends; Capital Stock. Prior to the Closing Date, TRG shall not (i) declare any dividends on, or make other distributions in respect of, any shares of its capital stock; (ii) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of TRG’s capital stock or securities convertible into or exchangeable with securities of TRG; (iii) change the outstanding shares of TRG’s capital stock into a different number of shares of the same or different class by reason of any reclassification, recapitalization, forward stock split, reverse stock split, combination, exchange of shares or readjustment, or declare a stock dividend thereon; or (iv) obligate itself to do any of the foregoing.

6.3           Covenant Not to Use Name. After the Closing the Shareholders shall not use the name “TRG”, or any confusingly similar variations thereof as a trademark, service mark, trade name, corporate name, logo, slogan, website and Internet domain name for purposes of conducting or transaction any business.

6.4           Confidentiality. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, each party and their respective Affiliates, directors, officers, employees or agents, will not disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants, third parties, or professional advisors, in which instance such persons and any employees or agents shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the applicable party to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

6.5           Publicity. If mutually desired by Purchaser and the Shareholders, Purchaser and Shareholders will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement and, following the Closing, relating to the Business generally. Notwithstanding the foregoing, the provisions of this paragraph shall not be applicable in the event a party hereto is required to make public disclosure pursuant to the Laws of any Governmental Body or securities exchange.

6.6           Required Information. In connection with the preparation of any report, statement, filing notice or application made by or on behalf of Purchaser to any Governmental Body, FINRA, the SEC or other third Person in connection with the transactions contemplated hereby, and for such other reasonable purposes, TRG and/or the Shareholders shall, upon request by Purchaser, furnish the other with all information concerning themselves, TRG’s directors, officers and employees, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of Purchaser to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

ARTICLE VII

Conditions Precedent to Closing

7.1           Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Purchaser:

(a)  the Closing shall occur on or prior to the date that is 30 days from the date of this Agreement, or such other date as mutually agreed to by the parties in writing;

(b)  the Disclosure Schedules shall have been completed to the satisfaction of the Purchaser, and TRG, Mark P. Aiello and Michael A. Consolazio shall have delivered to the Purchaser the certificate contemplated under Article IV hereof, in which TRG, Mark P. Aiello and Michael A. Consolazio shall certify that the representations and warranties contained in such Article IV, as qualified by such Disclosure Schedules, are true and correct in all material respects on and as of the Closing Date;

(c)  the representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and TRG and the Shareholders shall have complied with all covenants and agreements and satisfied all conditions on their part to be performed or satisfied under this Agreement on or prior to the Closing Date;

(d)     Schedule 2.1(c) shall have been completed to the satisfaction of the Purchaser and the Shareholders, and the Shareholders shall have duly executed and delivered Schedule 2.1(c);

(e)  there shall not have occurred any Material Adverse Change with respect to TRG;

(f)  each of the Shareholders shall have delivered to the Purchaser (i) the original stock certificate or certificates for the Shares being transferred hereunder, duly endorsed for transfer or (ii) a Lost Stock Certificate Affidavit, certifying as to the loss or destruction of such certificate(s), or certifying that a stock certificate representing such Shares was never issued to such Shareholder, in each case in a form reasonably satisfactory to the Purchaser’s counsel;

(g)  each of the Shareholders shall have entered into Covenants Not to Compete/Non-Solicitation with the Purchaser and TRG in form and substance reasonably satisfactory to all Parties;

(h)  each current member of TRG’s board of directors shall have tendered his or her written resignation to TRG, to be effective upon the Closing;

(i)  each officer of TRG requested to do so by the Purchaser shall have resigned;

(j)  the Parties shall have obtained all of the Consents required in connection with the consummation of the transactions contemplated by this Agreement;

(k)  the Purchaser shall have obtained on terms and conditions satisfactory to the Purchaser in the Purchaser’s sole and absolute discretion, all of the financing it needs in order to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of the TRG after the Closing;

(l)  the Purchaser’s independent outside accountants shall have completed their audit of TRG’s 2012 and 2011 Annual Financial Statements and shall have reviewed TRG’s financials for the stub-period for the current fiscal year;

(m)  the Purchaser shall have completed its due diligence of TRG’s financial and legal documents, materials, books and records to its reasonable satisfaction;

(n)  If required by the Purchaser (and at its expense), the Shareholders shall have delivered to Purchaser an opinion of counsel to the Shareholders reasonably satisfactory in form and substance to Purchaser, and

(o)  the Shareholders shall have delivered to the Purchaser such other documents, certificates and instruments as may be reasonably requested by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

7.2           Conditions of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Shareholders:

(a)  The Closing shall occur on or prior to the date that is 30 days from the date of this Agreement, or such other date as mutually agreed to by the parties;

(b)  the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part stated to be performed or satisfied under this Agreement prior to the Closing Date;

(c)  the Purchaser shall have paid the Cash Portion of the Purchase Price in immediately available funds, as required by Section 2.2(a) hereof; and shall have duly executed and delivered to the Shareholders either (i) certificates representing the Purchaser Shares or (ii) evidence reasonably satisfactory to the Shareholders’ counsel that the Purchaser Shares have been duly issued to each Shareholder and that each Shareholder is reflected as the owner thereof on the books and records of the Purchaser;

(d)  Schedule 2.1(c) shall have been completed to the satisfaction of the Purchaser and the Shareholders, and the Purchaser shall have duly executed and delivered Schedule 2.1(c); and

(e)  the Purchaser shall have delivered to the Shareholders such documents, certificates and instruments as may be reasonably requested by the Shareholders in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

Indemnification

8.1           Survival of Representations and Warranties.

All representations and warranties of the Shareholders in Article III shall survive the Closing and shall terminate four (4) years from the Closing Date and thereafter shall be of no force or effect except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date. All representations and warranties of TRG contained in this Agreement shall survive the Closing and shall terminate twelve (12) months from the Closing Date (the “Expiration Date”) and thereafter shall be of no force or effect, except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date; provided, however, that any representations and warranties that are proven to have been fraudulently made shall not expire on the Expiration Date; provided further that representations of Section 4.10 (Income and Other Taxes) and 4.11 (Employee Benefit Matters) shall expire upon the termination of any applicable statutes of limitations.

8.2           Indemnification.

(a)           Subject to the terms of this Agreement, including without limitation the floor and cap on indemnification set forth in Section 8.2(c), the Shareholders agree to indemnify, defend, save and hold harmless, Purchaser, TRG, its officers, directors, employees, agents, and representatives from and against any loss, cost, expense, liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel) (collectively, “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation and warranty of TRG or any Shareholder (but only with respect to such Shareholder) in this Agreement; or (ii) any failure of TRG or any Shareholder (but only with respect to such Shareholder) to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

(b)           Subject to the terms of this Agreement, the Purchaser agrees to indemnify, defend, save and hold harmless, the Shareholders, TRG, its officers, directors, employees, agents, and representatives from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation and warranty of the Purchaser in this Agreement; or (ii) any failure of the Purchaser to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

(c)           Notwithstanding any other provision of this Agreement, (i) no claim shall be made for indemnification under Section 8.2(a) or Section 8.2(b) unless and until the Damages exceed $25,000 in the aggregate, in which event the party seeking indemnification hereunder (the “Indemnified Party”) shall be entitled to indemnification from party obligated to provide indemnification hereunder (the “Indemnifying Party”) for the entire amount of such Damages from the first dollar; (ii) the aggregate amount of any claims for indemnification made by the Purchaser shall not exceed the total of the Cash Portion of the Purchase Price, plus any Earn Out paid as of the date of such claim; and (iii) with respect to each Shareholder, the amount of any indemnification payable by such Shareholder shall not exceed such Shareholder’s pro rata portion of amounts set forth in clause (ii) above received by such Shareholder. Any indemnification based on claims by the Purchaser which are finally established to be due and payable, shall be paid first by applying such amounts against any Earn Out due or to become due under this Agreement, then by returning the number of Purchaser Shares necessary to satisfy the claim.

(d)           The Indemnified Party shall deliver notice of any claim for indemnity under Section 8.2(a) or Section 8.2(b), as applicable, in writing to the Indemnifying Party promptly after a discovery by the Indemnified Party of such claim, setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent known by the Indemnifying Party; provided however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify under this Agreement unless the claim arises from a third party and the rights of the Indemnifying Party are thereby materially prejudiced. The Indemnifying Party shall have fifteen (15) days to accept or dispute such claim. Any undisputed claims shall be satisfied within such fifteen (15) day period. Any disputes that the parties are not mutually able to resolve within fifteen (15) days after the Indemnifying Party has disputed the claim (or the end of such fifteen (15) day period, whichever is earlier), shall be finally settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable and following the Closing shall be the sole and exclusive remedy of the Indemnified Party for the resolution of any disputes related to the subject matter of this Agreement; provided however that such agreement to arbitrate, such exclusive remedy or the limitations on liability set forth herein shall not preclude the Indemnified Party from pursuing any claim for rescission based upon fraud that induces Indemnified Party into entering into this Agreement, or claim for injunctive relief which the parties may make in any court of competent jurisdiction.

(e)           After receipt by the Indemnified Party of notice of the commencement of any action or other claim by a third party that may give rise to a claim of indemnity hereunder (a “third party claim”), the Indemnified Party will, in a timely manner, notify the Indemnifying Party of the third party claim, but the failure to notify Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify under this Agreement unless the lack of timeliness materially prejudices the Indemnifying Party’s ability to defend against such third party claim. After receipt of such notice the Indemnifying Party shall, in a timely manner, undertake the defense or settlement of such third party claim with counsel reasonably satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party). The Indemnifying Party shall not settle any such action without the consent of the Indemnified Party, which shall not be unreasonably withheld.

ARTICLE IX

Termination, Amendment and Waiver

9.1          Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)           by mutual agreement of the Parties hereto;

(b)           by any Party hereto if the Closing has not occurred on or before the date that is 30 days after the date of this Agreement, or such later Closing Date as may have been agreed to by the Parties in writing;

(c)           by the Purchaser if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by the Shareholders or TRG under this Agreement; or (ii) any condition precedent to Closing set forth in Section 7.1 of this Agreement has not been met on the Closing Date, and, in each case, Purchaser is not then in default of its obligations hereunder; and

(d)           by the Shareholders if: (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement; or (ii) any condition precedent to Closing set forth in Section 7.2 of this Agreement has not been met on the Closing Date, and, in each case, the Shareholders are not then in default of their obligations hereunder.

9.2           Effect. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability for any reason on the part of any Party hereto, or any officer, director, employee, agent or representative of any Party hereto or any person who Controls a Party hereto, except for willful breach.

9.3           Amendment. This Agreement may be amended at any time only by a written instrument executed by the Purchaser and the Shareholders.

9.4           Waiver. Compliance with or performance under any term or provision of this Agreement may be waived in writing by mutual agreement of the Purchaser and the Shareholders.

ARTICLE X

General Provisions

10.1         Complete Agreement and other Matters. This Agreement (a) constitutes the entire agreement and supersedes all other prior and contemporaneous promises, covenants, understandings, representations, warranties, agreements and undertakings, both written and oral, between the Parties hereto with respect to the subject matter hereof; (b) is not intended to confer upon any person or entity any rights or remedies hereunder or with respect to the subject matter hereof except an specifically provided in this Agreement; (c) shall not be assigned by operation of law or otherwise; (d) shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York; (e) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute a single agreement; (f) may be executed by facsimile signature, provided that the original thereof is provided to the other Parties promptly after the Closing; and (g) shall be construed without regard to headings or captions, or gender, or whether a reference is to the singular or plural. The Shareholders and the Purchaser agree that service of process by registered or certified mail, return receipt requested, at his, her or its address specified in or pursuant to Section 10.6 is reasonably calculated to give actual notice.

10.2        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties incurring the same, it being expressly understood by the Parties hereto that TRG, and not the Shareholders, shall be liable for the costs and expenses of the Shareholders and their counsel and other advisors in connection with this Agreement and the transactions contemplated hereby.

10.3         Broker’s Fees. Both the Purchaser and the Shareholders agree to pay the fees of any broker hired by it and to indemnify and hold the other Parties harmless from any claim by any broker, finder, banker or intermediary hired or claiming to have been hired by it.

10.4         Further Action. Subject to the terms and conditions provided in this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the Shareholders or Purchaser, as the case may be, shall take, or cause to be taken, all such necessary action.

10.5         Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) upon receipt if delivered personally; (b) one (1) Business Day following the date sent when sent by reputable overnight courier (such as FedEx) and (c) three (3) Business Days following the date mailed when mailed by registered or certified mail, return receipt requested and postage prepaid, at the following addresses:

(a) As to Purchaser:	Staffing 360 Solutions, Inc. 641 Lexington Avenue Suite 1526 New York, NY 10022 Attention: A.J. Cervantes

(b) As to Shareholders:

If to Mark P. Aiello	Mr. Mark P. Aiello
805 Summer Street
Manchester, Massachusetts 01944

If to Michael A. Consolazio:	Mr. Michael A. Consolazio
71 Thornberry Rd.
Winchester, MA 01890

If to Heather D. Haughey	Ms. Heather D. Haughey
35 Lancashire Drive
Mansfield, MA 02048

With a Copy to:	Vrountas, Ayer & Chandler, P.C.
250 Commercial Street, Suite 4004
Manchester, NH 03101
Attention: Christopher T. Vrountas, Esq.

or to such other address, or to such other authorized recipient of any notice hereunder, as any Party shall in writing deliver to all other Parties in accordance with this Section 10.5.

10.6         Survival. The obligations of the Purchaser under Section 2.2(c) and Section 2.4 shall survive the Closing.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, as an instrument under seal, all as of the date first above set forth.

PURCHASER:

Staffing 360 Solutions, Inc.

By:	/s/ Alfonso J. Cervantes
Name: Alfonso J. Cervantes
Title: President

SHAREHOLDERS:

/s/ Mark P. Aiello
Mark P. Aiello

/s/ Michael A. Consolazio
Michael A. Consolazio

/s/ Heather D. Haughey
Heather D. Haughey

TRG:

The Revolution Group, Ltd.

By:	/s/ Mark P. Aiello
Name: Mark P. Aiello
Title: CEO & President

Exhibit A

Capitalization of TRG; List of Shareholders,

Number of Shares of Stock Owned by Each,

Allocation of Payments

TRG has authorized the issuance of 178,222 shares of Common Stock, no par value per share, designated as 90,000 shares of Class A Voting Shares and 88,222 shares of Class B Non-Voting Shares. As of the date of this Stock Purchase Agreement, there are One Hundred Sixty-Six Thousand (166,000) shares of Common Stock outstanding as follows:

	Number of	Allocation of
Shareholder	Shares Owned	Payment

Mark P Aiello	45,000 Class A	48.19%
805 Summer Street	35,000 Class B
Manchester, Massachusetts 10944

Michael A. Consolazio	45,000 Class A	48.19%
71 Thornberry Rd.	35,000 Class B
Winchester, MA 01890

Heather D. Haughey	6,000 Class B	3.61%
35 Lancashire Drive
Mansfield, MA 02048

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